Exhibit 10.3

Execution Version

CONFIDENTIAL

November 9, 2018

CONVERTIBLE NOTES

COMMITMENT LETTER

Bristow Group Inc.

2103 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: L. Don Miller, Chief Financial Officer

Re: Project Emerald

Ladies and Gentlemen:

You have advised the undersigned (“Investors”, “we” or “us”) that Bear Acquisition I, LLC, a Delaware limited liability company (the “Acquiror”), a newly-formed domestic unrestricted subsidiary controlled by Bristow Group Inc. (the “Parent” and together with the Acquiror, “you”), intends to acquire (the “Acquisition”) directly, or indirectly through one or more subsidiaries, all of the issued and outstanding capital stock of Columbia Helicopters, Inc., an Oregon corporation (the “Target” and, together with its subsidiaries, the “Acquired Business”), from the existing shareholders of the Target (collectively, the “Seller”) and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees, liens and security interests in respect thereof being released) all of the existing indebtedness of the Acquired Business (collectively, the “Refinancing”). We understand that, in connection with the Acquisition, you intend to directly or indirectly consummate the transactions described in the Transaction Summary attached as Annex A hereto (the “Transaction Summary”), and that the total purchase price for the Acquisition (including fees, commissions and expenses and the Refinancing) (the “Purchase Price”) will be financed from the sources described therein. You and your subsidiaries (including, following the Acquisition, the Target and its subsidiaries) are collectively referred to herein as the “Company.” As used in this Commitment Letter, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Capitalized terms used but not defined herein and defined in any annex or exhibit hereto have the meanings assigned to them in such exhibit.

1. The Commitments.

In connection with the foregoing, each Investor (either directly or through one of its affiliates) is pleased to advise you of its commitment, severally and not jointly, to purchase the principal amount set forth opposite its name on Schedule I to this Commitment Letter of Convertible Senior Secured Notes with the terms set forth on Exhibit B to this Commitment Letter (the “Convertible Senior Secured Notes”); provided that each Investor may, at its option by providing written notice to Parent not later than 5:00 p.m., New York City time, on December 14, 2018, reduce the principal amount of its commitment to an amount no lower than the reduced principal amount of its commitment set forth on Schedule I. The Parent hereby agrees (the “Parent Obligation”) to sell to each Investor (either directly or through one of its affiliates) the principal amount set forth opposite its name on Schedule I to this Commitment Letter of Convertible Senior Secured Notes (as such amount may be reduced in accordance with this Section 1) on the Closing Date and to cause Merger Sub 2 (as defined below) to issue to each Investor its pro rata portion of the warrants described on Exhibit B.

The Investors’ commitments described in this Section 1 are collectively referred to herein as the “Commitments.” Each Investor’s Commitment is its independent and several obligation, and no Investor shall be obligated with respect to any other Investor’s Commitment. The performance by any Investor with respect to its Commitment is not subject to the performance by any other Investor of such other Investor’s Commitment. Each Investor’s Commitment is, in each case, on the terms and subject to the conditions set forth in this letter (including the exhibits, schedules and annexes hereto, collectively, this “Commitment Letter”). The terms of this Commitment Letter are intended as an outline of certain of the material provisions of the Convertible Senior Secured Notes, but do not include all of the terms and other provisions that will be contained in the definitive documents relating to the Convertible Note Financing (including the pledge agreement with respect to the Pledge (as defined below) and the Merger Sub 2 warrants described below) which shall be prepared by our counsel based on the drafts most recently sent by our counsel to your counsel prior to execution of this Commitment Letter and which shall be negotiated in good faith by the parties (collectively, the “Definitive Note Documents”); provided that there shall be no closing condition to the Convertible Senior Secured Notes contained in the Definitive Note Documents that is not specifically set forth (x) in Section 2 hereof or (y) on Exhibit A to this Commitment Letter; and provided, further, that without limiting the foregoing the parties shall negotiate in good faith to execute and deliver a definitive purchase agreement relating to the Convertible Senior Secured Notes, which shall include a transactional indemnity from the Parent to each Investor and otherwise shall contain terms no less favorable to Investors than the terms set forth in the draft most recently sent by our counsel to your counsel prior to execution of this Commitment Letter (the “Securities Purchase Agreement”), on the last VWAP Trading Day of the Initial Measurement Period (as defined in Exhibit B). Upon execution of the Securities Purchase Agreement, the agreement of each Investor to purchase the Convertible Senior Secured Notes and other terms and conditions set forth therein shall supersede and replace the Commitment of such Investor and other terms and conditions set forth herein. Those matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties hereto. No party hereto has been authorized by us to make any oral or written statements or representations that are inconsistent with the Commitment Letter. Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, and the parties agree to negotiate in good faith the Definitive Note Documents in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the Commitments provided hereunder are subject to conditions precedent as provided herein.

2. Conditions Precedent. The Commitment of each Investor to purchase Convertible Senior Secured Notes on the Closing Date is conditioned solely upon satisfaction or waiver by each Investor of each of the following conditions: (i) the Specified Representations (as defined below) shall be true and correct in all material respects as of the date such Specified Representations are made and as of the closing date for the Convertible Senior Secured Notes (after giving effect to the Acquisition), and (ii) the other conditions referred to on Exhibit A. The Parent Obligation is conditioned solely upon consummation of the Acquisition and, unless each Investor has waived the Consent Solicitation Condition, the Consent Solicitation Condition. In the event each Investor has waived the Consent Solicitation Condition, any proceeds, products, substitutions or replacements of the Merger Sub 2 capital stock shall be excluded from the Collateral, notwithstanding any other provision of this Commitment Letter. Parent will use its commercially reasonable efforts to commence on November 13, 2018 a consent solicitation to satisfy the Consent Solicitation Condition and will use its commercially reasonable efforts to satisfy the Consent Solicitation Condition.

For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Definitive Note Documents relating to corporate or other organizational existence of the

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Parent and Merger Sub 2, organizational power and authority of the Parent and Merger Sub 2 (as to execution, delivery and performance of the applicable Definitive Note Documents), the due authorization, execution, delivery and enforceability of the applicable Definitive Note Documents as to the Parent and Merger Sub 2, the due authorization, execution, delivery and enforceability of the warrants as to the Target, the legality, due authorization and reservation of the maximum number of shares of the Parent’s common stock that are issuable upon conversion of the Convertible Senior Secured Notes as to the Parent (assuming the requisite stockholder approval contemplated in Exhibit B is obtained, all Convertible Senior Secured Notes are settled by physical settlement and the maximum number of shares of the Parent’s common stock issuable in connection with a make-whole fundamental change are issued), the legality, due authorization and reservation of the maximum number of shares of the Target’s common stock that are issuable upon exercise of the warrants as to the Target, solvency of the Parent and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions, no conflicts of the Definitive Note Documents with charter documents, material laws or material agreements, the Patriot Act, Beneficial Ownership Regulation, use of proceeds not violating the (i) FCPA, (ii) OFAC/AML and (iii) other anti-terrorism laws, the accuracy, completeness and timeliness of all documents required to be filed by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, the listing of the shares of the Parent’s common stock that are issuable upon conversion of the Convertible Senior Secured Notes, the Investment Company Act, and the creation, validity, perfection and priority of security interests on the Collateral (as defined below).

3. Clear Market. You agree that, from the date hereof until the earlier of (a) the date on which the Commitments are terminated in accordance with Section 13 of this Commitment Letter or (b) the date on which the Acquisition is consummated (the “Closing Date”), you will not, and you will use your commercially reasonable efforts not to permit the Acquired Business or any of your or its respective affiliates to, directly or indirectly, (i) syndicate, place, sell or issue, (ii) attempt or offer to syndicate, place, sell or issue, (iii) announce or authorize the announcement of the syndication, placement, sale or issuance of, or (iv) engage in discussions concerning the syndication, placement, offering, sale or issuance of, (x) any debt facility, or debt, equity-linked or equity security of the Acquired Business or any of its subsidiaries and/or (y) any debt facility, debt security, equity-linked or equity security of the Parent (in each case, other than (1) ordinary course capital leases, letters of credit and purchase money and equipment financings, aircraft leases transactions and debt financings in connection therewith (including, without limitation, sale and leaseback transactions) by the Parent and its affiliates other than in connection with the Acquired Business, (2) the Debt Financing described in the Transaction Description, the refinancing of the Debt Financing and the offering of the Convertible Senior Secured Notes contemplated hereby (including the offering of Convertible Senior Secured Notes in the principal amount of any reduction in an Investors Commitment contemplated hereby to third parties), (3) debt permitted to be incurred by the Acquired Business pursuant to the Purchase Agreement and (4) a working capital revolving debt facility at the Acquired Business or any of its subsidiaries entered after the issuance of the Convertible Senior Secured Notes in an amount not to exceed $20.0 million (including after giving effect to any consent by you or any of your affiliates to any such incurrence after the date hereof that you determine that you or any of your affiliates are required to give pursuant to the terms of the Purchase Agreement)), including any renewals or refinancings of any Existing Debt, without our prior written consent, which may be given or withheld in our sole discretion.

4. Fees and Expenses. Each of the parties to this Commitment Letter will bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, except that you shall pay, upon the execution of this Commitment Letter, the fees and expenses of counsel for the Investors in an amount not to exceed $250,000.

5. Indemnification and Waivers. As consideration for the Commitments and our other undertakings hereunder, you agree to indemnify each Investor, its Representatives and its affiliates

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(collectively, “Indemnified Parties”) from, and hold each of them harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands, and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all costs, losses, liabilities, damages, or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a Third-Party Claim, as a result of, arising out of, or in any way related to the transactions contemplated by this Commitment Letter, except to the extent resulting from the bad faith of such Investor or its Indemnified Parties. No Indemnified Party shall be entitled to recover (i) any exemplary, punitive or speculative damages under this Commitment Letter or (ii) any special, indirect, consequential, incidental damages or lost profits under this Commitment Letter, except (x) in the case of clause (ii), to the extent any such damages or lost profits would otherwise be recoverable under New York law in an action for breach of contract or (y) in the case of clause (i) or clause (ii), any such damages or lost profits arising from a breach of this Commitment Letter that are payable in respect of Third Party Claims. As used herein, (i) “Representatives” means, with respect to a specified Investor, the investors, officers, directors, managers, employees, agents, advisors, counsel, accountants, investment bankers and other representatives of such Investor and (ii) “Third Party Claims” means any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which any Indemnified Party believes in good faith is an indemnifiable claim under this Commitment Letter.

6. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither the existence of this Commitment Letter nor any of its terms or substance will be disclosed by you, directly or indirectly, to any other person or entity except (a) as required by applicable law or compulsory legal process (in which case you agree to inform us promptly thereof, to the extent lawfully permitted to do so, and to cooperate with us in securing a protective order in respect thereof to the extent lawfully permitted to do so), (b) to your officers, directors, employees, attorneys, accountants and advisors on a confidential and need-to-know basis and only in connection with the Transactions, (c) the existence of this Commitment Letter, including the aggregate amount of the Commitment but not the amount of each Investor’s several Commitment, may be disclosed (but not the contents of this Commitment Letter) to rating agencies in connection with their review of the Convertible Senior Secured Notes or the Acquired Business, (d) the information contained in this Commitment Letter, including the aggregate amount of the Commitment but not the amount of each Investor’s several Commitment, may be disclosed in the Confidential Information Memorandum or in connection with the syndication of the Bridge Loan Facility, (e) this Commitment Letter may be disclosed to the Acquired Business, the Seller and their respective officers, directors, employees, attorneys, accountants and advisors, in each case on a confidential and need-to-know basis and only in connection with the Transactions, and (f) you may disclose this Commitment Letter and its contents, including the aggregate amount of the Commitment but not the amount of each Investor’s several Commitment, in any information memorandum or syndication distribution or offering memorandum related to the Notes or other debt financing, as well as in any proxy statement or other public filing relating to the Acquisition or the Bridge Loan Facility.

We hereby acknowledge the existence of the Confidentiality Agreement between the Parent and the Investor. The Confidentiality Agreement shall continue to be in full force and effect, pursuant to the terms and conditions thereof.

Notwithstanding anything herein to the contrary, you and we (and any of your and our respective employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Commitment Letter and all materials of any kind (including opinions or other tax analyses) that are provided to you or us relating to such tax treatment and tax structure, except that (i) tax treatment and tax structure shall not include the

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identity of any existing or future party (or any affiliate of such party) to the Commitment Letter, and (ii) neither you nor we shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by the Commitment Letter is the purported or claimed U.S. federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of such transactions.

7. Timely Disclosure. Notwithstanding anything herein to the contrary, on or before 8:30 a.m. eastern standard time on the date of this Commitment Letter, the Company shall issue a publicly available press release or file with the Securities and Exchange Commission a Current Report on Form 8-K disclosing all material terms of the Acquisition, the transactions set forth in the Transaction Summary and this Commitment Letter, including the aggregate amount of the Commitment but not the amount of each Investor’s several Commitment. Upon the release of such press release or Current Report on Form 8-K, the Parent hereby confirms that the Investors will no longer possess any material non-public information concerning the Parent, the Acquired Business, the transactions set forth in the Transaction Summary or the Transaction contemplated by this Commitment Letter. The Parent also hereby acknowledges that the Investors will not receive any material non-public information after the release of such press release of Current Report on Form 8-K and that the Investors disclaim any duty to refrain from transacting in the securities of the Parent following such release.

8. Conflicts of Interest; Absence of Fiduciary Relationship. You acknowledge and agree that:

(a) Each Investor and/or its affiliates and subsidiaries (each, an “Investor Group”), in its and their respective capacities as principal or agent are involved in a wide range of commercial banking and investment banking activities globally (including investment advisory, asset management, research, securities issuance, trading, and brokerage) from which conflicting interests or duties may arise and, therefore, conflicts may arise between (i) any Investor Group’s interests and duties hereunder and (ii) the duties or interests or other duties or interests of another member of such Investor Group,

(b) Each Investor and any other member of its Investor Group may, at any time, (i) provide services to any other person, (ii) engage in any transaction (on its own account or otherwise) with respect to you or any member of the same group as you or (iii) act in relation to any matter for any other person whose interests may be adverse to you or any member of your group (a “Third Party”), and may retain for its own benefit any related remuneration or profit, notwithstanding that a conflict of interest exists or may arise and/or any member of its Investor Group is in possession or has come or comes into possession (whether before, during or after the consummation of the transactions contemplated hereunder) of information confidential to you; provided that such confidential information shall not be used by us or any other member of an Investor Group in entering into any transaction with (for its own account or otherwise), or performing services for or providing advice to, any Third Party. You accept that permanent or ad hoc arrangements/information barriers may be used between and within any Investor’s divisions or divisions of other members of any Investor Group for this purpose and that locating directors, officers or employees in separate workplaces is not necessary for such purpose,

(c) Information that is held elsewhere within any Investor or any Investor Group, but of which none of the individual directors, officers or employees having primary responsibility for the consummation of the transactions contemplated by this Commitment Letter actually has knowledge (or can properly obtain knowledge without breach of internal procedures), shall not for any purpose be taken into account in determining any Investor’s responsibilities to you hereunder,

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(d) Neither any Investor nor any other member of any Investor Group shall have any duty to disclose to you, or utilize for your benefit, any non-public information acquired in the course of providing services to any other person, engaging in any transaction (on its own account or otherwise) or otherwise carrying on our or its business,

(e) (i) Neither we nor any of our affiliates have assumed any advisory responsibility or any other obligation in favor of the Company or any of its affiliates, (ii) we and our affiliates, on the one hand, and the Company and its affiliates, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Company or any of its affiliates rely on, any fiduciary duty on the part of us or any of our affiliates and (iii) each Investor is (and is affiliated with) full service financial firms and as such may effect from time to time transactions for its own account or the account of customers, and hold long or short positions in debt, equity-linked or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter (and, in particular, we and any other member of any Investor Group may at any time hold debt or equity securities for its own account in the Company). With respect to any securities and/or financial instruments so held by us, any of our affiliates or any of our respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of such rights, in its sole discretion. You hereby waive and release, to the fullest extent permitted by law, any claims you have, or may have, with respect to (i) any breach or alleged breach of fiduciary duty (and agree that no Investor shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors) or (ii) any conflict of interest arising from such transactions, activities, investments or holdings, or arising from our failure or the failure of any of our affiliates to bring such transactions, activities, investments or holdings to your attention, and

(f) Neither any Investor nor any of its affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and neither any Investor nor any of its affiliates shall have responsibility or liability to you with respect thereto other than as expressly set forth herein. Any review by any Investor, or on its behalf, of the Company, the Transactions, the other transactions contemplated by this Commitment Letter Letter or other matters relating to such transactions will be performed solely for such Investor’s benefit and shall not be on behalf of you or any of your affiliates.

9. Choice of Law; Jurisdiction; Waivers. The Commitment Letter, and any claim, controversy or dispute arising under or related to the Commitment Letter (whether based upon contract, tort or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law). To the fullest extent permitted by applicable law, you and we hereby irrevocably submit to the exclusive jurisdiction of any New York State court or Federal court sitting in the County of New York and the Borough of Manhattan in respect of any claim, suit, action or proceeding arising out of or relating to the provisions of any Commitment Letter and irrevocably agree that all claims in respect of any such claim, suit, action or proceeding may be heard and determined in any such court and that service of process therein may be made by certified mail, postage prepaid, to their respective addresses set forth above; provided that suit for the recognition or enforcement of any judgment obtained in any such New York State or Federal court may be brought in any other court of competent jurisdiction. You and we hereby waive, to the fullest extent permitted by applicable law, any objection that you or we may now or hereafter have to the laying of venue of any such claim, suit, action or proceeding brought in any such court, and any claim that any such claim, suit, action or proceeding brought in any such court has been brought in an inconvenient forum. You and we hereby waive, to the fullest extent permitted by

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applicable law, any right to trial by jury with respect to any claim, suit, action or proceeding (whether based upon contract, tort or otherwise) arising out of or relating to the Commitment Letter, any of the Transactions or any of the other transactions contemplated hereby or thereby. The provisions of this Section 9 are intended to be effective upon the execution of this Commitment Letter without any further action by you, and the introduction of a true copy of this Commitment Letter into evidence shall be conclusive and final evidence as to such matters.

10. Miscellaneous.

(a) This Commitment Letter may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Delivery of an executed signature page of this Commitment Letter by facsimile, PDF or other electronic transmission will be effective as delivery of a manually executed counterpart hereof.

(b) You may not assign any of your rights, or be relieved of any of your obligations, under this Commitment Letter without our prior written consent, which may be given or withheld in our sole discretion (and any purported assignment without such consent, at our sole option, shall be null and void). Each Investor may at any time and from time to time assign all or any portion of its Commitment hereunder to one or more of its affiliates or any funds managed by the same manager and, with your consent, which may be given or withheld in your sole discretion, to any other assignee (each, an “Assignee”), whereupon it shall be released from the portion of its Commitment hereunder so assigned; provided that, in the event of an assignment to an Assignee that is not an affiliate, such assignment shall not relieve such Investor of our obligation to fund on the Closing Date the portion of its Commitment so assigned to the extent such assignee fails, upon satisfaction or waiver by us of all conditions to such assignee making its initial extension of credit on the Closing Date, to fund such assigned Commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including the Commitments) may be performed, and any and all of our rights hereunder may be exercised, by or through any of our affiliates, branches or any funds managed by the same manager and we reserve the right to allocate, in whole or in part, to our affiliates, branches or any funds managed by the same manager certain fees payable to us in such manner as we and our affiliates may agree in our and their sole discretion.

(c) This Commitment Letter has been and is made solely for the benefit of you and us and your, our and their respective successors and permitted assigns, and nothing in this Commitment Letter, expressed or implied, is intended to confer or does confer on any other person or entity any rights or remedies under or by reason of this Commitment Letter or your and our agreements contained herein.

(d) The Commitment Letter set forth the entire understanding of the parties hereto as to the scope of the Commitments and our obligations hereunder and thereunder. The Commitment Letter supersedes all prior understandings and proposals, whether written or oral, between us and you relating to any financing or the transactions contemplated hereby and thereby.

(e) Notwithstanding anything in Section 6 to the contrary, you agree that we or any of our affiliates may make customary disclosures of information about the Transactions to market data collectors and similar service providers to the financing community, following consummation of the Transactions.

(f) We hereby notify you and, upon its becoming bound by the provisions hereof, each other party hereto, that pursuant to the requirements of the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2006) (as amended from time to time, the “Patriot Act”), we and each Assignee may be required to obtain, verify and record information that

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identifies the Parent, which information includes the name, address, tax identification number and other information regarding the Parent that will allow us or such Assignee to identify the Parent in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to us and each Assignee. You agree that we shall be permitted to share any or all such information with the Assignees.

11. Amendment; Waiver. This Commitment Letter may not be modified or amended except in a writing duly executed by the parties hereto. No waiver by any party of any breach of, or any provision of, this Commitment Letter shall be deemed a waiver of any similar or any other breach or provision of this Commitment Letter at the same or any prior or subsequent time. To be effective, a waiver must be set forth in writing signed by the waiving party and must specifically refer to this Commitment Letter and the breach or provision being waived.

12. Surviving Provisions. Notwithstanding anything to the contrary in this Commitment Letter: (i) Sections 4 to and including 12 hereof and the last sentence of Section 13 hereof shall survive the expiration or termination of this Commitment Letter, regardless of whether the Definitive Note Documents have been executed and delivered or the Transactions consummated, and (ii) Sections 4 and to and including 11 hereof shall survive execution and delivery of the Definitive Note Documents and the consummation of the Transactions.

13. Acceptance, Expiration and Termination. Please indicate your acceptance of the terms of the Commitment Letter by returning to us executed counterparts of the Commitment Letter not later than 6:00 a.m., New York City time, on November 9, 2018 (the “Deadline”). The Commitment Letter is conditioned upon your contemporaneous execution and delivery to us, and the contemporaneous receipt by us, of executed counterparts of the Commitment Letter on or prior to the Deadline. This Commitment Letter will expire at such time in the event that you have not returned such executed counterparts to us by such time. Thereafter, except with respect to any provision that expressly survives pursuant to Section 12, this Commitment Letter will terminate automatically on the earliest of (i) the date of termination of the Purchase Agreement, (ii) the acceptance by the Target or any of its affiliates (or any of their respective equityholders) of an offer for all or any substantial part of the capital stock or property and assets of the Acquired Business (or any parent company thereof) other than as part of the Transactions, (iii) the execution of the Securities Purchase Agreement, (iv) the failure to timely meet the Consent Solicitation Condition set forth on Exhibit A and (v) 5:00 p.m., New York City time, on the Termination Date (as defined in the Purchase Agreement on the date hereof). As provided in Exhibit B, interest on the Convertible Senior Secured Notes that are issued on the Closing Date will accrue from the date of this Commitment Letter. If this Commitment Letter is terminated other than as a result of the execution of the Securities Purchase Agreement, or if the Securities Purchase Agreement is executed but is subsequently terminated without the Convertible Senior Secured Notes being issued, the Parent agrees to pay each Investor interest on the “Commitment Principal Amount of Convertible Senior Secured Notes” with respect to such Investor as indicated on Schedule I at the interest rate applicable to the Convertible Senior Secured Notes, as indicated on Exhibit B, from and including the date of this Commitment Letter to but excluding the date of such termination, such interest payment to be paid on the date of such termination.

[Remainder of page intentionally blank]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

1992 MSF INTERNATIONAL LTD.

By: Highbridge Capital Management LLC,
as Trading Manager

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director

1992 TACTICAL CREDIT MASTER FUND, L.P.

By: Highbridge Capital Management LLC,
as Trading Manager

By:	/s/ Jonathan Segal
	Name:	Jonathan Segal
	Title:	Managing Director

[Signature Page to Convertible Notes Commitment Letter]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

ARISTEIA CAPITAL L.L.C.
Solely in its Capacity as Investment Manager to Underlying Funds

By:	/s/ William R. Techar
	Name:	William R. Techar
	Title:	Manager Aristeia Capital, L.L.C.

By:	/s/ Andrew B. David
	Name:	Andrew B. David
	Title:	Chief Operating Officer Aristeia Capital, L.L.C.

[Signature Page to Convertible Notes Commitment Letter]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

WHITEBOX ASYMMETRIC PARTNERS, LP

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	Partner & CEO

WHITEBOX CREDIT PARTNERS, LP

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	Partner & CEO

WHITEBOX GT FUND, LP

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	Partner & CEO

WHITEBOX MULTI-STRATEGY PARTNERS, LP

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	Partner & CEO

WHITEBOX RELATIVE VALUE PARTNERS, LP

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	Partner & CEO

PANDORA SELECT PARTNERS, LP

By:	/s/ Mark Strefling
	Name:	Mark Strefling
	Title:	Partner & CEO

[Signature Page to Convertible Notes Commitment Letter]

Accepted and agreed to as of the

date first above written:

BRISTOW GROUP INC.

By:	/s/ L. Don Miller
Name: L. Don Miller
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Convertible Notes Commitment Letter]

ANNEX A TO COMMITMENT LETTER

TRANSACTION SUMMARY: PROJECT EMERALD

Capitalized terms used but not defined in this Transaction Summary shall have the meanings set forth in the other Exhibits and Annexes to the Commitment Letter to which this Transaction Summary is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Transaction Summary shall be determined by reference to the context in which it is used.

Bristow Group Inc. (the “Parent”) and its newly formed wholly owned bankruptcy remote domestic subsidiary Bear Acquisition I, LLC, a Delaware limited liability company (“Merger Sub 1”), (which will be designated substantially simultaneously with its formation as an “unrestricted subsidiary” under the documents governing the Parent’s applicable outstanding indebtedness and which shall have been created as a bankruptcy remote subsidiary) have entered into a Stock Purchase Agreement (the “Purchase Agreement”) to acquire (the “Acquisition”) all of the issued and outstanding capital stock of Columbia Helicopters, Inc., an Oregon corporation (the “Target”), from the existing shareholders of the Target (collectively, the “Sellers”) and to refinance (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees, liens and security interests in respect thereof being released) all of the indebtedness of the Acquired Business (the “Existing Debt”). In connection therewith, it is intended that:

(a) Prior to the Closing Date, Merger Sub 1 will issue and sell senior secured notes (the “Notes”) in a Rule 144A or other private placement in an amount equal to the amount of the Bridge Loan Facility described in the Summary of Terms of the Bridge Loan Facility attached as Exhibit A to the commitment letter relating thereto entered into on the date of the Purchase Agreement or in such lesser amount as Merger Sub 1 shall determine in its sole discretion prior to the launch of the syndication of the Bridge Loan Facility; to the extent that less than the full amount of the Notes are obtained on or prior to the Closing Date, Merger Sub 1 (including its successor) will borrow up to the difference in Bridge Loans (as defined in the commitment letter relating to the Bridge Loan Facility). Prior to or contemporaneously with any sale and issuance of Notes, the Parent shall have made a cash capital contribution to Merger Sub 1 (the “Accrued Interest Escrow”) at least equal to interest that would accrue on the Notes from the date of issuance to the last possible date of the Acquisition (the “Deadline”); such amount, together with the proceeds of the Notes, shall be deposited in an escrow (such funds, the “Escrowed Funds”). If the Acquisition occurs on or before the Deadline, the Escrowed Funds shall be released to Merger Sub 1 (including its successor); the Notes will be subject to mandatory redemption (funded by the Escrowed Funds) if the Acquisition has not occurred by the Deadline.

(b) On the Closing Date, the Parent will issue and sell up to $150,000,000 of Convertible Senior Secured Notes, and the Parent will use (1) cash approximately in the amount of $25,000,000 less the Accrued Interest Escrow and (2) the proceeds of the Convertible Notes to capitalize Bear Acquisition II, Inc., a Delaware corporation (including its successors, “Merger Sub 2”), another newly formed wholly owned bankruptcy remote domestic subsidiary of the Parent which will be designated substantially simultaneously with its formation as an “unrestricted subsidiary” under the documents governing the Parent’s applicable outstanding indebtedness and which shall have been created as a bankruptcy remote subsidiary; such capitalization will consist of Merger Sub 2 capital stock and Merger Sub 2 warrants, with the warrants exercisable in the event of the Parent’s bankruptcy. The Convertible Senior Secured Notes will be convertible into the Parent’s common stock and will be secured by a pledge (the “Pledge”) of all of the Merger Sub 2 capital stock and any proceeds, products, substitutions or replacements thereof (the “Collateral”). The Parent will issue Parent common stock with a value (as determined in accordance with the Purchase Agreement) of approximately $67,000,000 to the Sellers as part of the consideration for the Target stock, with the result that such Target stock will be in the name of Merger Sub 2.

(c) Certain employees of the Target will be entitled to phantom awards from the Target as a result of the change of control effected by the Acquisition. Merger Sub 1 has agreed to cause the Parent to pay and discharge all of such awards; certain of such employees has agreed to use a portion of such employees’ award to purchase approximately $10,000,000 of Parent common stock (valued as per the Purchase Agreement).

(d) On the Closing Date:

a.	the Escrowed Funds shall be released from escrow;

b.	Merger Sub 1 shall merge into Merger Sub 2, with Merger Sub 2 as the survivor;

c.	Merger Sub 2 shall acquire all of the Target’s issued and outstanding capital stock from the Sellers for Parent common stock (as described in clause (c) above) and cash;

d.

Merger Sub 2 shall merge into the Target, with the Target as the survivor, and upon such merger the Target shall become an “unrestricted subsidiary” under the documents governing the Parent’s applicable outstanding indebtedness;

e.

Concurrently with the merger of Merger Sub 2 into the Target, the Target shall be redomiciled in Delaware and its organizational documents shall be amended to reflect the bankruptcy remote features corresponding to those in the organizational documents for Merger Sub 2;

f.

the Existing Debt shall be repaid, together with any applicable prepayment premium or fee, with the commitments thereunder being terminated and all guarantees, liens and security interests in respect thereof being released (collectively, the “Refinancing”);

g.	the Target shall assume the obligations under all outstanding Notes and/or Bridge Loans;

h.	certain subsidiaries of the Target shall guarantee all of the outstanding Notes and/or Bridge Loans;

i.

the Merger Sub 2 warrants shall become warrants for Target capital stock, issued to the Investors, to be exercisable for the percentage of the outstanding Target capital stock set forth in Exhibit B to the Commitment Letter (after giving effect to the exercise of the warrants), and the pledge of Merger Sub 2 capital stock and any proceeds, products, substitutions or replacements thereof to secure the Convertible Notes will become a pledge of all of the Target capital stock and any proceeds, products, substitutions or replacements thereof; and

j.	all fees, premiums, expenses and other transaction costs incurred in connection with the Transactions (the “Transactions Costs”) will be paid.

The issuance of the Notes and/or the borrowing of the Bridge Loans is referred to as the “Debt Financing”, the issuance of the Convertible Senior Secured Notes is referred to as the “Convertible Note Financing” and the contributions by the Parent to or on behalf of Merger Sub 1 and Merger Sub 2 (with all such contributions to be in the form of common equity) in the aggregate amount (inclusive of cash and non-cash contributions, and including the transactions described in clauses (c) and (d) above) of at least $250,000,000 are referred to collectively as the “Equity Contribution.” The Debt Financing and the Equity Contribution, together with the Acquisition, the merger of Merger Sub 1 into Merger Sub 2, the merger of Merger Sub 2 into the Target, the Refinancing and the payment of the Transactions Costs, are collectively referred to as the “Transactions.”

EXHIBIT A TO COMMITMENT LETTER

CLOSING CONDITIONS

Capitalized terms used but not defined in this Exhibit A have the meanings assigned to them elsewhere in this Commitment Letter. The Commitment of each Investor to purchase Convertible Senior Secured Notes on the Closing Date is conditioned only upon satisfaction of the conditions precedent contained in Section 2 of this Commitment Letter and those conditions below. For purposes of this Exhibit A, references to “we”, “us” or “our” means each of the Investors and their respective affiliates.

GENERAL CONDITIONS TO COMMITMENTS OF INVESTORS

1. Transactions. The Transactions (including the Acquisition) shall have been consummated or will be consummated substantially concurrently with or immediately following the purchase and sale of the Convertible Senior Secured Notes. The Acquisition shall be consummated pursuant to the terms set forth in the Purchase Agreement in the form as of the date of the Commitment Letter.

2. Securities Purchase Agreement. The parties shall have entered into a mutually agreeable Securities Purchase Agreement no later than the last VWAP Trading Day (as defined in Exhibit B) of the Initial Measurement Period (as defined in Exhibit B).

3. DTC. The Convertible Senior Secured Notes shall be delivered to Investors in book-entry form through the facilities of The Depositary Trust Company.

4. Customary Closing Documents. The following documents required to be delivered under the Definitive Note Documents shall have been delivered: customary legal opinions, customary corporate records (including evidence that the maximum number of shares of the Parent’s common stock and shares of the Target’s common stock issuable upon conversion of the Convertible Senior Secured Notes and exercise of the warrants have been reserved), and good standing certificates, customary closing date officers’ certificates as to the accuracy in all material respects of the Specified Representations and any documents necessary to perfect the first-priority security interest in the Collateral (including evidence of any required payments for filing fees, taxes and other amounts payable in connection with such perfection).

5. Consent Solicitation. The indenture relating to Parent’s 8.75% Senior Secured Notes Due 2023 shall have been amended to exclude from the definition of Excluded Assets therein any proceeds, products, substitutions or replacements of the Collateral set forth on Exhibit B (the “Consent Solicitation Condition”).

6. No Impediments. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any governmental authority and no law shall be in effect restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Definitive Note Documents and there shall not be pending any suit, action or proceeding by any governmental authority seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by the Definitive Note Documents.

Exhibit A-1

EXHIBIT B

TO COMMITMENT LETTER

CONVERTIBLE SENIOR SECURED NOTES TERM SHEET

Exhibit B-1

Project Emerald

$150.0 million of Convertible Senior Secured Notes

Summary of Principal Terms and Conditions

Issuer	Bristow Group Inc., a Delaware corporation (the “Issuer”).

Guarantors	None.

Investors	Signatories to the commitment letter to which this term sheet is attached.

Securities	$150,000,000 principal amount of convertible senior secured notes due 2024 (the “Notes”).

Acquisition	The acquisition by the Issuer of Columbia Helicopters, Inc., an Oregon corporation (after giving effect to any merger and/or redomestication of such entity in connection with the acquisition, “Columbia”)

Contingent Warrants	The Investors will receive warrants (“Warrants”) representing a portion of the common equity capital of Columbia equal to 60% of such capitalization (if $150,000,000 principal amount of the Notes are issued) or 54% (if $135,000,000 principal amount of the Notes are issued), with such percentage proportionately adjusted for any aggregate principal amount between such amounts, in each case, after giving effect to full exercise of the Warrants. The Warrants will be exercisable solely following certain events of bankruptcy, insolvency and reorganization with respect to the Issuer. The exercise price of the Warrants will be payable solely by tender of the related pro rata portion of the Notes.

Collateral	The Notes will be secured by a pledge of all of the capital stock of Columbia and proceeds thereof pursuant to a Pledge Agreement (the “Pledge Agreement”).

Negative Covenants Applicable to Issuer

The Issuer will agree to be bound by the covenant regarding limitations on restricted payments contained in the indenture governing the Issuer’s 6 1/4% senior unsecured notes due 2022 as in effect on the date hereof, regardless of whether such notes remain outstanding or such indenture remains in effect or is subsequently amended.

In addition, the Issuer shall not (a) create, incur or permit to exist any lien on the Collateral other than the lien granted pursuant to the Pledge Agreement, (b) sell, lease, transfer or otherwise dispose of (including by means of merger, consolidation, share exchange, combination or other similar

Exhibit B-2

transaction) any Collateral or (c) permit Columbia or any of its subsidiaries to sell, lease, transfer or otherwise dispose of (including by means of merger, consolidation, share exchange, combination or other similar transaction) all or substantially all of the assets of Columbia and its subsidiaries, taken as a whole.

Negative Covenants Applicable to Columbia

The Indenture will require that the Issuer cause Columbia and its Restricted Subsidiaries (to be defined in Columbia’s Senior Secured Notes Indenture) to comply with the covenants with respect to debt, liens, restricted payments, dividends and investments, and transactions with affiliates, as in effect on the initial issuance date of senior secured notes thereunder, regardless of whether Columbia’s senior secured notes remain outstanding or such Senior Secured Notes Indenture remains in effect or is subsequently amended. Such covenants included in the Senior Secured Notes Indenture shall be no more permissible than those described in the Senior Secured Notes Illustrative Term Sheet provided to the Investors on November 8, 2018 at 10:40 P.M., Eastern time.

Use of Proceeds	The proceeds of the offering of the Notes will be used for the Acquisition.

Authorized Denominations	A principal amount of Notes equal to $1,000 or any integral multiple of $1,000 in excess thereof

Common Stock	Common stock of the Issuer, par value $0.01 per share (“Common Stock”). The Common Stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “BRS.”

Offering Type	Section 4(a)(2) private placement. The Issuer will cause the Notes to be issued in global form pursuant to the facilities of The Depository Trust Company (“DTC”).

No Registration Rights; Additional Interest

The offer and sale of the Notes and shares of Common Stock, if any, issuable upon the conversion of the Notes will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. However, if, at any time during the six-month period beginning on, and including, the date that is six months after the Last Original Issue Date (as defined below) of the Notes,

Exhibit B-3

•  the Issuer fails to timely file any report (other than Form 8-K reports) that the Issuer is required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) (after giving effect to all applicable grace periods thereunder); or

•  such Notes are not otherwise Freely Tradable (as defined below),

then additional interest will accrue on such Notes for each day during such period on which such failure is continuing or such Notes are not Freely Tradable.

In addition, additional interest will accrue on any Notes on each day on which such Notes are not Freely Tradable on or after the fifth business day after the Free Trade Date (as defined below”).

Any additional interest that accrues on any Note will be payable on the same dates and in the same manner as the stated interest on such Note and will accrue at a rate per annum equal to 0.50% of the principal amount thereof. However, in no event will additional interest accruing as a result of the failure by the Issuer to timely file any report pursuant to the Exchange Act, together with any special interest that accrues pursuant to the provisions described below under the caption “Events of Default,” accrue on any day on a Note at a combined rate per annum that exceeds 0.50%. For the avoidance of doubt, any additional interest that accrues on the Notes will be in addition to the stated interest, and any supplemental interest (as defined below under the caption “Conversion Settlement”), that accrues on such Notes and, subject to the preceding sentence, in addition to any special interest that accrues on such Notes.

The Issuer will use commercially reasonable efforts to prevent any of its controlled affiliates from acquiring any Note (or any beneficial interest therein), unless such note is surrendered to the trustee for cancellation.

The accrual of additional interest will be the exclusive remedy available to noteholders for the failure of their Notes to become Freely Tradable.

“Free Trade Date” means, with respect to any Note, the date that is one year after the Last Original Issue Date of such Note.

“Freely Tradable” means, with respect to any Note, that such Note would be eligible to be offered, sold or otherwise transferred pursuant to Rule 144 under the Securities Act or

Exhibit B-4

otherwise if held by a person that is not an affiliate of the Issuer, and that has not been an affiliate of the Issuer during the immediately preceding three months, without any requirements as to volume, manner of sale, availability of current public information or notice under the Securities Act (except that, during the six-month period beginning on, and including, the date that is six months after the Last Original Issue Date of such Note, any such requirement as to the availability of current public information will be disregarded if the same is satisfied at that time); provided, however, that from and after the Free Trade Date of such Note, such Note will not be “Freely Tradable” unless such Note (x) is not identified by a “restricted” CUSIP or ISIN number; and (y) is not represented by any certificate that bears a restricted note legend. The indenture and the certificates initially representing each Note issued in the offering will provide that if the Issuer sends notice to the trustee that the restricted note legend affixed to such note no longer applies, then such legend will be deemed to be removed from such Note and such Note will be deemed to be identified by the “unrestricted” CUSIP and ISIN numbers that the Issuer has obtained for the Notes in connection with the offering. However, if such note is a global note and DTC requires a mandatory exchange or other procedure to cause such global note to be identified by “unrestricted” CUSIP and ISIN numbers in its facilities, then (x) the Issuer will effect such exchange or procedure as soon as reasonably practicable; and (y) for purposes of this definition of “Freely Tradable” and the provisions described above under the caption “No Registration Rights; Additional Interest,” such global note will not be deemed to be identified by “unrestricted” CUSIP and ISIN numbers until such time as the exchange or procedure is effected.

“Last Original Issue Date” means, with respect to the Notes and any Notes issued in exchange therefor or in substitution thereof, the date of first issuance of such Notes. The Issuer may not issue any additional Notes after the completion of the offering.

Maturity Date	December 1, 2024, unless earlier repurchased, redeemed or converted.

Interest	Cash interest will accrue from the date of the commitment letter to which this term sheet is attached and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on June 1, 2019 (each, an “Interest Payment Date”).

Exhibit B-5

The stated interest rate of the Notes will be 7.0% per annum.

Conversion Rights

Noteholders may convert their Notes at their option only in the following circumstances:

•  during any calendar quarter commencing after the calendar quarter ending on [March 31, 2019][1], if the last reported sale price per share of the Common Stock exceeds 130% of the Conversion Price for each of at least 20 trading days during the 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter;

•  during the five consecutive business days immediately after any five consecutive trading day period (such five consecutive trading day period, the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes for each trading day of the Measurement Period was less than 98% of the product of the last reported sale price per share of Common Stock on such trading day and the Conversion Rate on such trading day;

•  upon the occurrence of (i) customary specified distributions on the Common Stock; or (ii) customary specified corporate events, including a Fundamental Change, a Make-Whole Fundamental Change (other than a Make-Whole Fundamental Change occurring pursuant to clause (ii) of the definition thereof) and common stock change events (“Specified Corporate Events”);

•  if the Issuer calls the Notes for redemption; and

•  at any time from, and including, June 1, 2024 until the close of business on the scheduled trading day immediately before the Maturity Date.

“Trading Price” of the Notes on any trading day means the average of the secondary market bid quotations, expressed as a cash amount per $1,000 principal amount of Notes, obtained by the Bid Solicitation Agent for five million dollars ($5,000,000) (or such lesser amount as may then be outstanding) in principal amount of Notes at approximately 3:30 p.m., New York City time, on such trading day from three (3) nationally recognized independent securities dealers selected by the Issuer; provided, however, that, if three (3) such bids cannot reasonably be

[1]	To be the last date of first calendar quarter ending after the 30th trading day following the initial closing date of the Notes.

Exhibit B-6

obtained by the Bid Solicitation Agent but two (2) such bids are obtained, then the average of the two (2) bids will be used, and if only one (1) such bid can reasonably be obtained by the Bid Solicitation Agent, then that one (1) bid will be used. If, on any trading day, (A) the Bid Solicitation Agent cannot reasonably obtain at least one (1) bid for five million dollars ($5,000,000) (or such lesser amount as may then be outstanding) in principal amount of Notes from a nationally recognized independent securities dealer; (B) the Issuer is not acting as the Bid Solicitation Agent and the Issuer fails to instruct the Bid Solicitation Agent to obtain bids when required; or (C) the Bid Solicitation Agent fails to solicit bids when required, then, in each case, the Trading Price per $1,000 principal amount of Notes on such trading day will be deemed to be less than ninety eight percent (98%) of the product of the last reported sale price per share of Common Stock on such trading day and the Conversion Rate on such trading day.

“Bid Solicitation Agent” means the person who is required to obtain bids for the Trading Price in accordance with the Indenture. The initial Bid Solicitation Agent on the Issue Date will be the Issuer; provided, however, that the Issuer may appoint any other person (including itself or any of its subsidiaries) to be the Bid Solicitation Agent at any time after the Issue Date without prior notice.

“Conversion Price” means, as of any time, an amount equal to (ii) $1,000, divided by (ii) the Conversion Rate (as defined below) in effect at such time.

Conversion Rate

The initial Conversion Rate for the Notes will be an amount, rounded down to the nearest fourth decimal place, equal to (i) $1,000, divided by (ii) the greater of (x) 110% of the Reference Price and (y) 120% of the Measurement Price.

“Reference Price” means the closing price per share of Common Stock on the last VWAP Trading Day of the Initial Measurement Period.

“Measurement Price” means the arithmetic average of the Daily VWAPs for each VWAP Trading Day in the Initial Measurement Period.

“Initial Measurement Period” means the three (3) consecutive VWAP Trading Days beginning on, and including, the VWAP Trading Day immediately following the date the receipt of the Required Consent is first publicly announced (or, if such public announcement is made on a VWAP Trading Day before the

Exhibit B-7

open of trading on the NYSE on such VWAP Trading Day, beginning on, and including, such date of first public announcement).

The Conversion Rate for the Notes will be subject to customary anti-dilution adjustments, including for any dividends on the Common Stock. In addition, if a Make-Whole Fundamental Change (as defined below) occurs and a Note is converted with a conversion date occurring during the related Make-Whole Fundamental Change Conversion Period (as defined below), then the Issuer will, in certain circumstances, increase the Conversion Rate applicable to such conversion, with such increase to be determined by reference to a customary “make-whole” table.

“Make-Whole Fundamental Change” means (i) a Fundamental Change (as defined below) (determined after giving effect to the proviso immediately after clause (v) of the definition thereof, but without regard to the proviso to clause (ii) of such definition); or (ii) the sending of any notice of redemption pursuant to the provisions described below under the caption “Optional Redemption.”

“Make-Whole Fundamental Change Conversion Period” has the following meaning:

(i) in the case of a Make-Whole Fundamental Change pursuant to clause (i) of the definition thereof, the period from, and including, the Make-Whole Fundamental Change Effective Date (as defined below) of such Make-Whole Fundamental Change to, and including, the 35th trading day after such Make-Whole Fundamental Change Effective Date (or, if such Make-Whole Fundamental Change also constitutes a Fundamental Change, to, but excluding, the related Fundamental Change Repurchase Date (as defined below)); and

(ii) in the case of a Make-Whole Fundamental Change pursuant to clause (ii) of the definition thereof, the period from, and including, the date the Issuer sends the redemption notice for the related redemption to, and including, the business day immediately before the related redemption date.

“Make-Whole Fundamental Change Effective Date” means (i) with respect to a Make-Whole Fundamental Change pursuant to clause (i) of the definition thereof, the date on which such Make-Whole Fundamental Change occurs or becomes effective; and (ii) with respect to a Make-Whole Fundamental Change pursuant to clause (ii) of the definition thereof, the date the Issuer sends the related notice of redemption.

Exhibit B-8

“Required Consent” means the consent under the Issuer’s 8.75% senior secured notes due 2023 described in Exhibit A to the Commitment Letter.

Conversion Settlement

The Issuer will settle conversions by paying or delivering, as applicable, cash (“Cash Settlement”), shares of Common Stock (“Physical Settlement”) or a combination of cash and shares of Common Stock (“Combination Settlement,” and, together with Cash Settlement and Physical Settlement, the “Settlement Methods”), at the Issuer’s election, but subject to the provisions described below.

The consideration due upon conversion of each $1,000 principal amount of a Note will be as follows (in addition to accrued and unpaid interest):

•  if Physical Settlement applies, a number of shares of Common Stock equal to the Conversion Rate in effect on the conversion date for such conversion;

•  if Cash Settlement applies, cash in an amount equal to the sum of the Daily Conversion Values for each VWAP Trading Day in the Observation Period for such conversion (each, as defined below); or

•  if Combination Settlement applies, (i) a number of shares of Common Stock equal to the sum of the Daily Share Amounts (as defined below) for each VWAP Trading Day in the Observation Period for such conversion; and (ii) an amount of cash equal to the sum of the Daily Cash Amounts (as defined below) for each VWAP Trading Day in such Observation Period.

However, in lieu of delivering any fractional share of Common Stock otherwise due upon conversion, the Issuer will pay cash based on (i) the Daily VWAP on the applicable conversion date (or, if such conversion date is not a VWAP Trading Day, the immediately preceding VWAP Trading Day), in the case of Physical Settlement; or (ii) the Daily VWAP on the last VWAP Trading Day of the applicable Observation Period, in the case of combination settlement.

Except as described below, the Issuer must use the same Settlement Method for all conversions with a conversion date that occurs on the same day, but the Issuer will not be obligated to use the same Settlement Method for conversions with conversion dates that occur on different days. All conversions

Exhibit B-9

with a conversion date that occurs on or after June 1, 2024 will be settled using the same Settlement Method, and the Issuer will send notice of such Settlement Method to noteholders no later than the open of business on June 1, 2024. If the Issuer elects a Settlement Method for a conversion with a conversion date that occurs before June 1, 2024, then the Issuer will send notice of such Settlement Method to the converting noteholder no later than the close of business on the business day immediately after the conversion date. Notwithstanding anything to the contrary described above, but subject to the immediately following paragraph, if the Issuer calls any Notes for redemption, then (i) the Issuer will specify in the related redemption notice the Settlement Method that will apply to all conversions with a conversion date that occurs on or after the date the Issuer send such redemption notice and before the related redemption date; and (ii) if the related redemption date is on or after June 1, 2024, then such Settlement Method must be the same Settlement Method that applies to all conversions with a conversion date that occurs on or after June 1, 2024.

Notwithstanding anything to the contrary described above, Cash Settlement will apply to the conversion of any Note whose conversion date occurs before the date the Requisite Stockholder Approval (as defined below) is obtained. For the avoidance of doubt, the Issuer will not be permitted to elect Physical Settlement or Combination Settlement with respect to any such conversion.

The Issuer will use its reasonable best efforts to obtain the Requisite Stockholder Approval, including by seeking such approval, if not previously obtained, at each future regular annual meeting of its stockholders and endorsing its approval in the related proxy materials. The Company will promptly notify the noteholders if the Requisite Stockholder Approval is obtained.

Supplemental interest will accrue on the Notes on each day after the first regular annual meeting of the Issuer’s stockholders, if the Requisite Stockholder Approval has not been obtained as of such day.

Any supplemental interest that accrues on any Note will be payable on the same dates and in the same manner as the stated interest on such Note and will accrue at a rate per annum equal to 0.50% of the principal amount thereof. For the avoidance of doubt, any supplemental interest that accrues on the Notes will be in addition to the stated interest, and any special interest or additional interest, that accrues on such Notes.

Exhibit B-10

“VWAP Trading Day” means a day on which (i) there is no market disruption event; and (ii) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, then “VWAP Trading Day” means a business day.

“Observation Period” means, with respect to any Note to be converted:

•  subject to the immediately following bullet, if the conversion date for such Notes occurs on or before the 45th scheduled trading day immediately before the Maturity Date, the 40 consecutive VWAP Trading Days beginning on, and including, the third VWAP Trading Day immediately after such Conversion Date;

•  if such conversion date occurs on or after the date the Issuer has sent a redemption notice and before the related redemption date, the 40 consecutive VWAP Trading Days beginning on, and including, the 41st scheduled trading day immediately before such redemption date; and

•  subject to the immediately preceding bullet, if such conversion date occurs after the 45th scheduled trading day immediately before the Maturity Date, the 40 consecutive VWAP Trading Days beginning on, and including, the 41st scheduled trading day immediately before the Maturity Date.

“Daily VWAP” means, for any VWAP Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “BRS <EQUITY> AQR” (or, if such page is not available, its equivalent successor page) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day (or, if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such VWAP Trading Day, determined, using a volume-weighted average price method, by a nationally recognized independent investment banking firm selected by the Issuer). The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

Exhibit B-11

“Daily Conversion Value” means, with respect to any VWAP Trading Day, one-40th of the product of (i) the Conversion Rate on such VWAP Trading Day; and (ii) the Daily VWAP per share of Common Stock on such VWAP Trading Day.

“Daily Share Amount” means, with respect to any VWAP Trading Day, the quotient obtained by dividing (i) the excess, if any, of the Daily Conversion Value for such VWAP Trading Day over the applicable Daily Maximum Cash Amount (as defined below) by (ii) the Daily VWAP for such VWAP Trading Day. For the avoidance of doubt, the Daily Share Amount will be zero for such VWAP Trading Day if such Daily Conversion Value does not exceed such Daily Maximum Cash Amount.

“Daily Maximum Cash Amount” means, with respect to the conversion of any Note, the quotient obtained by dividing (i) the Specified Dollar Amount (as defined below) applicable to such conversion by (ii) 40.

“Specified Dollar Amount” means, with respect to the conversion of a Note to which Combination Settlement applies, the maximum cash amount per $1,000 principal amount of such Note deliverable upon such conversion (excluding cash in lieu of any fractional share of Common Stock), which shall not be less than $1,000.

“Daily Cash Amount” means, with respect to any VWAP Trading Day, the lesser of (i) the applicable Daily Maximum Cash Amount; and (ii) the Daily Conversion Value for such VWAP Trading Day.

“Requisite Stockholder Approval” means the stockholder approval contemplated by NYSE Listing Standard Rule 312.03(c) with respect to the issuance of shares of Common Stock upon conversion of the Notes in excess of the limitations imposed by such rule; provided, however, that the Requisite Stockholder Approval will be deemed to be obtained if, due to any amendment or binding change in the interpretation of the applicable listing standards of the NYSE, such stockholder approval is no longer required for the Issuer to settle all conversions of the Notes by Physical Settlement.

Optional Redemption	The Issuer may not redeem the Notes prior to December 1, 2022 and until the Issuer has received the Requisite Stockholder Approval. If the Requisite Stockholder Approval has been

Exhibit B-12

attained, the Notes will be redeemable, in whole and not in part, at the Issuer’s option at any time on a redemption date occurring on or after December 1, 2022, for cash, but only if the last reported sale price per share of Common Stock exceeds 150% of the Conversion Price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the Issuer sends the related redemption notice; and (ii) the trading day immediately before the date the Issuer sends such notice (an “Optional Redemption”).

The redemption price for any Note called for Optional Redemption will be the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the redemption date. However, if the redemption date is after a regular record date and on or before the next Interest Payment Date, then (i) the holder of such Note at the close of business on such regular record date will be entitled, notwithstanding such redemption, to receive, on or, at the Issuer’s election, before such Interest Payment Date, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date; and (ii) the redemption price will not include accrued and unpaid interest on such Note to, but excluding, such redemption date.

The Issuer will give notice of any such redemption not less than 45 nor more than 75 scheduled trading days before the redemption date.

Fundamental Change

If a Fundamental Change (as defined below) occurs, then each noteholder will have the right to require the Issuer to repurchase its Notes (or any portion thereof in an authorized denomination) for cash on a date (the “Fundamental Change Repurchase Date”) of the Issuer’s choosing, which must be a business day that is no more than 35, nor less than 20, business days after the date the Issuer sends the related fundamental change notice, as described below.

The repurchase price (the “Fundamental Change Repurchase Price”) for a Note tendered for repurchase will be the principal amount of such Note plus accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date. However, if the Fundamental Change Repurchase Date is after a regular record date and on or before the next Interest Payment Date, then (i) the holder of such Note at the close of business on such regular record date will be entitled, notwithstanding such repurchase, to receive, on or, at the Issuer’s election, before such Interest Payment Date, the unpaid

Exhibit B-13

interest that would have accrued on such Note to, but excluding, such Interest Payment Date; and (ii) the Fundamental Change Repurchase Price will not include accrued and unpaid interest on such Note to, but excluding, the Fundamental Change Repurchase Date.

On or before the 15th business day after the occurrence of a Fundamental Change, the Issuer will send to each noteholder notice of such Fundamental Change containing customary information.

“Fundamental Change” means any of the following events:

(i) a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), becomes the direct or indirect “beneficial owner” (as defined below) of shares of the Common Stock representing more than 50% of the voting power of all of the then-outstanding Common Stock entitled to vote generally in the election of directors and (1) files a Schedule 13D or Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (2) the Issuer otherwise becomes aware of any such person or group; provided that this clause (i) will not apply to a transaction described in clause (ii) below (including the proviso thereto);

(ii) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a share split or share combination or changes solely to par value) as a result of which all of the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Issuer pursuant to which all of the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any person other than one of its wholly owned subsidiaries; provided, however, that neither (a) a transaction or event or series of transactions or events described in clause (A) or (B) above in which the holders of all classes of the Issuer’s common equity immediately prior to such transaction or event or series of transactions or events own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee, or the parent thereof, immediately after such transaction or event or series of transactions or events in substantially the same proportions as such ownership

Exhibit B-14

immediately prior thereto nor (b) any merger or consolidation of the Issuer solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of the outstanding Common Stock solely into shares of common stock of the surviving entity will be a Fundamental Change pursuant to this clause (v);

(iii) any sale, lease or other transfer (including by means of merger, consolidation, share exchange, combination or other similar transaction), in one transaction or a series of transactions, of 25% or more of the consolidated net tangible assets of Columbia, to any person other than a wholly owned subsidiary of Columbia; or

(iv) the Common Stock ceases to be listed for trading on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market and continues not to be so listed as of the date that the Company sends the related Fundamental Change Repurchase Notice;

(v) the Issuer’s stockholders approve any plan or proposal for the Issuer’s liquidation or dissolution;

provided, however, that a Fundamental Change will be deemed not to have occurred pursuant to clause (i) or (ii) above pursuant to a transaction or series of transactions if more than 90% of the consideration in such transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute a Fundamental Change under clause (ii) above consists of shares of common stock traded or to be traded immediately following such transaction or transactions on the NYSE, the NASDAQ Global Select Market or the NASDAQ Global Market and, as a result of the transaction or transactions, the Notes become convertible, upon satisfaction of the conditions to conversion, into such common stock (and any rights attached thereto) (subject to the Issuer’s right to settle conversions by Physical Settlement, Combination Settlement or Cash Settlement).

Whether a person is a “beneficial owner,” and whether shares are “beneficially owned,” will be determined in accordance with Rule 13d-3 under the Exchange Act.

Consolidation, Merger and Asset Sale	The Issuer will not consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the consolidated assets of

Exhibit B-15

the Issuer and its subsidiaries, taken as a whole, to another person (a “Business Combination Event”), unless:

•  the resulting, surviving or transferee person is the Issuer or, if not the Issuer, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the trustee for the Notes, at or before the effective time of such Business Combination Event, a supplemental indenture) all of the Issuer’s obligations under the Notes and the indenture governing the Note; and

•  immediately after giving effect to such Business Combination Event, no default or Event of Default will have occurred and be continuing.

At the effective time of a Business Combination Event that complies with the provisions described above, the Successor Corporation (if not the Issuer) will succeed to, and may exercise every right and power of, us under the Notes and the indenture governing the Notes, and, except in the case of a lease, the predecessor company will be discharged from its obligations under such indenture and the Notes.

Events of Default

The Notes will be subject to customary remedy provisions upon an Event of Default.

An “Event of Default” means the occurrence of any of the following:

(1) a default in the payment of any principal amount, redemption price or Fundamental Change Repurchase Price for any Note, in each case when due and payable, whether at maturity, upon redemption, repurchase upon Fundamental Change, acceleration or otherwise;

(2) a default in the payment of any interest under the Notes when due, which default continues for 30 days;

(3) a default in the Issuer’s obligation to convert a Note upon the exercise of the conversion right with respect thereto, which default continues for five business days;

(4) the Issuer’s failure to provide, when required, a fundamental change notice;

(5) a default in the Issuer’s obligations described above under the caption “Consolidation, Merger and Asset Sale”;

Exhibit B-16

(6) a default in any of the Issuer’s obligations or agreements under the indenture for the Notes or under the Notes (other than a default described in paragraphs (1), (2), (3), (4) or (5) above), where such default is not cured or waived within 60 days after notice to the Issuer by the trustee, or to the Issuer and the trustee by holders of at least 25% of the aggregate principal amount of Notes then outstanding, which notice must specify such default, demand that it be remedied and state that such notice is a “notice of default”;

(7) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Issuer or any of its subsidiaries, other than any subsidiary that is designated an “Unrestricted Subsidiary” under the supplemental indenture governing the Issuer’s 6 1⁄4% senior notes due 2022 (the “2022 Indenture) or any other indenture or supplemental indenture containing substantially similar provisions related to unrestricted subsidiaries or similar concepts that are no less restrictive than those under the 2022 Indenture (collectively, “Unrestricted Subsidiaries”) (or the payment of which is guaranteed by the Issuer or any of its subsidiaries (other than Unrestricted Subsidiaries)), which default is caused by a failure to pay principal of or premium or interest on such indebtedness prior to the expiration of any grace period provided in such indebtedness, including any extension thereof (a “payment default”), or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates in excess of $50,000,000 (or the foreign currency equivalent thereof); provided, however, that if any such default is cured or waived or any such acceleration rescinded, or such indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, then such event of default and any consequential acceleration of the Notes will be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(8) a final judgment for the payment of $50,000,000 (or the foreign currency equivalent thereof) or more (excluding amounts covered by insurance) is rendered against the Issuer or any of its “significant subsidiaries” (as defined in Regulation S-X

Exhibit B-17

under the Securities Act) (other than Unrestricted Subsidiaries), which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired, if no such appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;

(9) certain events of bankruptcy, insolvency and reorganization with respect to the Issuer or any of its significant subsidiaries (other than Unrestricted Subsidiaries); and

(10) (i) the Pledge Agreement ceases for any reason to be enforceable; (ii) the lien purported to be granted under the Pledge Agreement ceases to be an enforceable and perfected first-priority lien in the Collateral; or (iii) the Issuer or any person validly acting on behalf of the Issuer denies or disaffirms, in writing, any obligation of the Issuer set forth in or arising under the Pledge Agreement.

The Issuer may elect that the sole remedy for certain customary reporting events of default will, for each of the first 180 calendar days on which a reporting event of default has occurred and is continuing, consist exclusively of the accrual of special interest on the Notes. Any special interest that accrues on a Note will be payable on the same dates and in the same manner as the stated interest on such Note and will accrue at a rate per annum equal to 0.25% of the principal amount thereof. However, in no event will special interest, together with any additional interest that accrues pursuant to the provisions described above under the caption “No Registration Rights; Additional Interest” as a result of the failure by the Issuer to timely file any report pursuant to the Exchange Act, accrue on any day on a Note at a combined rate per annum that exceeds 0.50%. For the avoidance of doubt, any special interest that accrues on the Notes will be in addition to the stated interest, and any supplemental interest, that accrues on such Notes and, subject to the preceding sentence, in addition to any additional interest that accrues on such Notes.

Upon acceleration of the Notes following an Event of Default, holders will be entitled to receive a make-whole premium equal to the discounted present value of the remaining interest payments scheduled to occur on the Notes from the date of acceleration to the Maturity Date.

Covenant Defeasance; Release of Collateral	If: • the Requisite Stockholder Approval has been obtained;

Exhibit B-18

•  the Issuer has caused there to be irrevocably deposited, with the trustee or the paying agent for the benefit of the noteholders, cash in an aggregate amount equal to the sum of (i) the remaining scheduled interest payments on each Note outstanding as of the time of such deposit (assuming, for these purposes, that additional interest and special interest would accrue on such Note at their respective maximum rates per annum); and (ii) 100% of the principal amount of each Note outstanding as of the time of such deposit;

•  with respect to each Note, if any, for which a conversion date has occurred, but the consideration due upon such conversion has not been fully paid or delivered, as of the time of the deposit referred to in the bullet point above, the Issuer has caused there to be irrevocably deposited, with the trustee or the conversion agent for the benefit of the noteholders, the maximum kind and amount of consideration due in respect of such conversion;

•  as of the time of the deposits referred into in the preceding bullets, no default in the payment or delivery of any amount or property on any Note has occurred and is continuing;

•  the Issuer has irrevocably elected Physical Settlement, or Combination Settlement with a Specified Dollar Amount not exceeding $1,000 per $1,000 principal amount of Notes, to apply to all subsequent conversions of Notes;

•  the Issuer has delivered to the trustee an opinion of counsel confirming that the noteholders will not recognize any income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times, as would have been the case if the covenant defeasance had not occurred; and

•  the Issuer has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the covenant defeasance have been complied with,

then the provisions described above under the caption “Negative Covenants” will thereafter cease to apply, and the pledge of the capital stock of Columbia will be released.

Ranking	The Notes will be the Issuer’s senior secured obligations and will rank:

Exhibit B-19

•  senior in right of payment to any of the Issuer’s indebtedness that is expressly subordinated in right of payment to the Notes;

•  effectively senior to any of the Issuer’s unsecured indebtedness to the extent of the value of the collateral securing the Notes;

•  equal in right of payment to any of the Issuer’s indebtedness that is not subordinated to the Notes; and

•  structurally junior to all indebtedness and other liabilities (including trade payables) of the Issuer’s subsidiaries.

Trustee, Paying Agent, Registrar and Conversion Agent	U.S. Bank National Association

Tax	For purposes of Section 1273(c) of the Internal Revenue Code of 1986, as amended, and Treasury Regulations section 1.1273-2(h), the Issuer and each Holder and beneficial owner agree to allocate 99.90% of the price paid to acquire the Notes and the Warrants to the Notes and 0.10% to the Warrants.

Exhibit B-20